                                                                    EXHIBIT 99.3

              SUMMARY UNAUDITED PRO FORMA FINANCIAL AND OTHER DATA

      The following summary unaudited pro forma financial and other data gives effect to the Transactions. This information has been derived from the Company's historical financial statements as well as the historical financial statements of Station Casinos, Inc. Missouri Operations.

      While this pro forma information is based on adjustments the Company deems appropriate and which are factually supported based on currently available data, the pro forma information may not be indicative of what actual results would have been, nor does this information purport to present our financial results for future periods.

                                                                          FOR THE          FOR THE
                                                         FOR THE        NINE MONTHS     TWELVE MONTHS
                                                        YEAR ENDED         ENDED            ENDED
                                                       DECEMBER 31,    SEPTEMBER 30,    SEPTEMBER 30,
                                                           1999            2000             2000
                                                       ------------    -------------    -------------
                                                        (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS AND
                                                                     FINANCIAL RATIOS)
PRO FORMA STATEMENT OF OPERATIONS DATA:
     Net revenues....................................   $ 562,102        $454,213         $ 595,361
     Impairment loss(1)..............................     125,732              --           125,732
     Income (loss) from operations...................     (54,016)         78,366           (29,699)
     Income (loss) before extraordinary item.........    (136,872)         14,137          (119,122)
     Diluted earnings (loss) per share before
       extraordinary item............................       (6.72)           0.69             (5.85)
PRO FORMA OTHER FINANCIAL DATA:
     Pro Forma EBITDA(2).............................   $ 120,814        $114,160         $ 143,878
     Capital expenditures............................      63,797          35,214            62,849
     Depreciation and amortization...................      49,098          33,471            45,521
     Interest expense, net(3)........................      76,540          55,621            77,715

                                                                  AS OF
                                                              SEPTEMBER 30,
                                                                  2000
                                                              -------------
PRO FORMA BALANCE SHEET DATA:
     Cash and cash equivalents..............................    $  23,500
     Total assets...........................................      789,439
     Total debt (including current maturities)..............      736,262
     Stockholders' equity...................................       22,847

                                                                 FOR THE
                                                              TWELVE MONTHS
                                                                  ENDED
                                                              SEPTEMBER 30,
                                                                   2000
                                                              --------------
PRO FORMA CREDIT STATISTICS:
     Ratio of total debt (including current maturities) to
      pro forma EBITDA......................................        5.1x
     Ratio of pro forma EBITDA to interest expense,
      net(3)................................................        1.9x
     Ratio of earnings to fixed charges(4)..................      N/A(5)

-------------------------
      See footnotes on following page.


                                      F-24
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(1) Impairment loss related to the St. Charles property.

(2) Pro forma EBITDA consists of income from operations plus depreciation, amortization, preopening costs, impairment losses and costs of Missouri investigations and fines incurred by the former owner of the Missouri properties. For purposes of pro forma EBITDA above, approximately $1.9 million of development costs associated with the Company's unsuccessful bid for a gaming license in Lemay, Missouri are excluded from the EBITDA calculations for the nine months and twelve months ended September 30, 2000. Pro forma EBITDA information is presented solely as a supplemental disclosure because management believes that it is a widely used measure of operating performance in the gaming industry and for companies with a significant amount of depreciation and amortization. Pro forma EBITDA should not be construed as an alternative to income from operations (as determined in accordance with generally accepted accounting principles) as an indicator of the Company's operating performance, or as an alternative to cash flows from operating activities (as determined in accordance with generally accepted accounting principles) as a measure of liquidity. The Company has significant uses of cash flows, including capital expenditures and debt principal repayments that are not reflected in pro forma EBITDA. It should also be noted that not all gaming companies that report EBITDA information calculate EBITDA in the same manner as the Company.

(3) Net of interest income and amortization of debt issuance costs.

(4) For purposes of computing the ratio of earnings to fixed charges, earnings consists of income from continuing operations before income taxes and fixed charges, excluding capitalized interest. Fixed charges consists of interest expensed and capitalized, amortization of debt issuance costs and the interest component of rent expense.

(5) Earnings were insufficient to cover fixed charges by $108.3 million for the twelve months ended September 30, 2000, including an impairment loss of $125.7 million.

                                      F-25